Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment No. 1”), dated as of November 3, 2020, is entered into by and among CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), Thor III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of CMFT (“Merger Sub”), and Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (“CCIT III”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, CMFT, CCIT III and Merger Sub are parties to the Agreement and Plan of Merger, dated as of August 30, 2020 (the “Merger Agreement”).

WHEREAS, (a) the Parties desire to increase the Exchange Ratio from 1.093 to 1.098 shares of CMFT Common Stock for each share of CCIT III Common Stock, as such ratio may be adjusted in accordance with Section 3.1(b) of the Merger Agreement, and (b) CCIT III desires to irrevocably waive its right to terminate the Merger Agreement set forth in Section 9.1(c)(iii) thereof if CMFT amends the CCPT V Merger Agreement to increase the exchange ratio set forth therein (the “CCPT V Exchange Ratio”) to 2.733 shares (or more) of CMFT Common Stock for each share of Cole Credit Property Trust V, Inc. to the extent such right exists by reason of the increase of the CCPT V Exchange Ratio to 2.892 shares of CMFT Common Stock for each share of Cole Credit Property Trust V, Inc. pursuant to an amendment to the CCPT V Merger Agreement, dated as of October 29, 2020;

WHEREAS, on the recommendation of the CCIT III Special Committee, the CCIT III Board has (a) determined that the Merger Agreement, as amended by this Amendment No. 1 and the transactions contemplated thereby, are advisable and in the best interest of, and are fair and reasonable to, CCIT III and on terms and conditions no less favorable to CCIT III than those available from unaffiliated third parties, (b) authorized and approved the execution and delivery of this Amendment No. 1 and the performance by CCIT III of its obligations under the Merger Agreement, as amended by this Amendment No. 1, (c) directed that the Merger contemplated by the Merger Agreement, as amended by this Amendment No. 1, and the other transactions contemplated thereby, be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger contemplated by the Merger Agreement, as amended by this Amendment No. 1, by the CCIT III stockholders;

WHEREAS, on the recommendation of the CMFT Special Committee, the CMFT Board has (a) determined that the Merger Agreement, as amended by this Amendment No. 1, and the transactions contemplated thereby, are advisable and in the best interest of CMFT, and (b) authorized and approved the execution and delivery of this Amendment No. 1 and the performance by CMFT of its obligations under the Merger Agreement, as amended by this Amendment No. 1;

WHEREAS, CMFT, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Amendment No. 1 by Merger Sub and to approve this Amendment No. 1 and the consummation by Merger Sub of the Merger contemplated by the Merger Agreement, as amended by this Amendment No. 1, and the other transactions contemplated thereby; and

WHEREAS, the Parties hereto desire to amend the Merger Agreement and CCIT III desires to waive Section 9.1(c)(iii) of the Merger Agreement in accordance with Section 10.6 thereof and in the manner set forth herein.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Definition of Exchange Ratio. The definition of “Exchange Ratio” set forth in Section 1.1 of the Merger Agreement is hereby amended by replacing the reference to “1.093” therein with a reference to “1.098”

2. Waiver of Section 9.1(c)(iii). CCIT III hereby irrevocably waives the right to terminate the Merger Agreement pursuant to Section 9.1(c)(iii) to the extent such right exists by reason of the increase of the CCPT V Exchange Ratio to 2.892 shares of CMFT Common Stock for each share of Cole Credit Property Trust V, Inc. pursuant to an amendment to the CCPT V Merger Agreement, dated as of October 29, 2020.

3. Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Amendment No. 1 transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

4. Entire Agreement. This Amendment No. 1, the Merger Agreement (including the Exhibit, Schedules, the CMFT Disclosure Letter and the CCIT III Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Amendment No. 1 and (b) except for the provisions of Section 7.7 (Indemnification; Directors’ and Officers’ Insurance) of the Merger Agreement (which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

5. Miscellaneous. Except as specifically amended and waived hereby, the Merger Agreement, as amended by this Amendment No. 1, shall remain in full force and effect. The terms and provisions of Section 10.2 (Notices), Section 10.3 (Severability), Section 10.6 (Amendment; Extension; Waiver), Section 10.7 (Governing Law; Venue), Section 10.8 (Assignment), Section 10.9 (Specific Performance), Section 10.10 (Waiver of Jury Trial) and Section 10.11 (Authorship) of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment No. 1.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be signed by their respective duly authorized officer, all as of the date first written above.

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer

THOR V MERGER SUB, LLC

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Vice President, Chief Financial Officer and Treasurer

(Signature Page to Amendment No. 1 to the Agreement and Plan of Merger)

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer

(Signature Page to Amendment No. 1 to the Agreement and Plan of Merger)